Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER

(904) 598-7636

REGENCY CENTERS ANNOUNCES TENDER OFFER FOR FOUR SERIES OF NOTES

Jacksonville, Fla. (August 10, 2009) — Regency Centers Corporation announced today that its operating partnership, Regency Centers, L.P., has commenced a cash tender offer (the “Tender Offer”) for any and all of its notes (the “Notes”) set forth below. The aggregate principal amount outstanding of Notes subject to the Tender Offer is $400,000,000. Regency Centers, L.P. expects to purchase the Notes utilizing available cash and borrowings under existing lines of credit.

CUSIP	Security Description	Aggregate Principal Amount Outstanding	Purchase Price (1)
75884R AF 0	8.45% Senior Unsecured Notes due September 1, 2010	$150,000,000	$1,035
75884R AG 8	8.00% Senior Unsecured Notes due December 15, 2010	$10,000,000	$1,035
75884R AH 6	7.95% Senior Unsecured Notes due January 15, 2011	$220,000,000	$1,035
75884R AJ 2	7.25% Senior Unsecured Notes due December 12, 2011	$20,000,000	$1,035

(1)	Per $1,000 principal amount of Notes accepted for purchase.

The Tender Offer will expire at 5:00 p.m., New York City time, on Monday, August 17, 2009, unless extended or earlier terminated by the Regency Centers, L.P. (the “Expiration Time”). Under certain circumstances described in the Offer to Purchase, Regency Centers, L.P. may terminate the Tender Offer before the Expiration Time. Any tendered Notes may be withdrawn prior to, but not after, the Expiration Time and withdrawn Notes may be re-tendered by a holder at any time prior to the Expiration Time.

The consideration payable for the Notes will be $1,035 per $1,000 principal amount of Notes, plus accrued and unpaid interest to, but not including, the payment date for the Notes purchased in the Tender Offer. The payment date for Notes purchased in the Tender Offer is expected to be the next business day following the Expiration Time.

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated August 10, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) that are being sent to holders of the Notes. Holders are urged to read the Tender Offer documents carefully before making any decision with respect to the Tender Offer. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from D.F. King & Co., Inc., the Information Agent for the Tender Offer, at (800) 859-8508 (toll-free).

Wells Fargo Securities and J.P. Morgan are the Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to Wells Fargo Securities at (866) 309-6316 (toll-free) or (704) 705-8341 (collect) or J.P. Morgan at (866) 834-4666 (toll-free) or (212) 834-3118 (collect).

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer. Regency Centers is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Regency Centers Corporation, Regency Centers, L.P., the Dealer Managers or the Information Agent makes any recommendation in connection with the Tender Offer.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At June 30, 2009, the Company owned 409 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 54.7 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 194 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.